UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 15
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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 001-39378
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Origin Materials, Inc.
(Exact name of registrant as specified in its charter)
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930 Riverside Parkway, Suite 10
West Sacramento, California 95605
(916) 231-9329
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Common Stock, $0.0001 par value

(Title of each class of securities cover by this Form)

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15 (d) remains)
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Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule 12g-4(a)(1)        ☒
Rule 12g-4(a)(2)        ☐
Rule 12h-3(b)(1)(i)        ☒
Rule 12h-3(b)(1)(ii)        ☐
Rule 15d-6            ☐
Rule 15d-22(b)        ☐

Approximate number of holders of record as of the certification or notice date: 31.
Pursuant to the requirements of the Securities Exchange Act of 1934, Origin Materials, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

ORIGIN MATERIALS, INC.

Dated: July 10, 2026

	By:	/s/ Matt Plavan
Matt Plavan
Interim Chief Executive Officer, Chief Financial Officer and Chief Operating Officer